Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement (“Agreement”) is entered into by and between COMMAND CENTER, INC., a Washington corporation (the “Employer”), on behalf of itself, its subsidiaries, and other corporate affiliates, and each of their respective present and former employees, officers, directors, owners, shareholders, and agents, individually and in their official capacities (collectively referred to as the “Employer Group”), and RICHARD K. COLEMAN, JR. (the “Employee”), residing at _______________________________ (the Employer and the Employee are collectively referred to as the “Parties”) as of August 29, 2019 (the “Execution Date”).

The Employee's last day of employment with the Employer was August 6, 2019 (the “Separation Date”). After the Separation Date, the Employee will not represent himself as being an employee, officer, agent, or representative of the Employer Group for any purpose. Except as otherwise set forth in this Agreement, the Separation Date is the employment termination date for the Employee for all purposes, meaning the Employee is not entitled to any further compensation, monies, or other benefits from the Employer Group including coverage under any benefit plans or programs sponsored by the Employer Group, as of the Separation Date.

The Employee agrees to not seek future employment with the Employer.

1.                  Return of Property. By the Execution Date, the Employee warrants and represents that he has returned all Employer Group property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Employer Group property in the Employee's possession.

2.                  Employee Representations. The Employee specifically represents, warrants, and confirms that the Employee:

(a)                 has not filed any claims, complaints, or actions of any kind against the Employer Group with any court of law, or local, state, or federal government or agency;

(b)                 has not made any claims or allegations to the Employer related to discrimination or sexual harassment or sexual abuse, and that none of the payments set forth in this Agreement are related to discrimination, sexual harassment or sexual abuse;

(c)                 has been properly paid for all hours worked for the Employer Group, except any amounts to be paid pursuant to Section 3 hereof;

(d)                 has received all salary, wages, commissions, bonuses, and other compensation, including without limitation, all Base Salary, Bonus Opportunities, Equity Compensation, Expense Reimbursement, Fringe Benefits, Paid Time Off, Accrued Obligations, Severance Benefits, as those terms are defined in Employee’s Amended and Restated Employment Agreement dated March 31, 2019 (the “Employment Agreement”) and any other agreements between the Parties which are due to Employee through the Execution Date, except any amounts to be paid pursuant to Section 3 hereof;

(e)                 has not engaged in and is not aware of any unlawful conduct relating to the business of the Employer Group; and

(f)                  has resigned any and all positions with the Employer Group including, without limitation, positions as any officer, director, employee, or agent of any kind of and for Command Center, Inc. and all of its subsidiaries.

3.                  Separation Benefits. As consideration for the Employee's execution of, non-revocation of, and compliance with this Agreement, including the Employee's waiver and release of claims in Section 4 and other post-termination obligations, the Employer Group agrees to provide the following benefits to which the Employee is not otherwise entitled absent execution of this Agreement:

(a)                 A lump sum payment of One Thousand Dollars ($1,000.00), less all relevant taxes and other withholdings, which shall be paid on the date that is eight days after the Execution Date.

(b)                 A lump sum payment of One Hundred Seventy Thousand and 00/100 Dollars ($170,000.00), less all relevant taxes and other withholdings, which the Parties agree shall satisfy all salary, wages, commissions, bonuses, and other compensation, including without limitation, all Base Salary, Performance Bonuses, other Bonus Opportunities, Expense Reimbursement, Fringe Benefits, Paid Time Off, Accrued Obligations, and Severance Benefits, as those terms are defined in the Employment Agreement which will become due to Employee through the Execution Date, which shall be paid on the date that is eight days after the Execution Date.

(c)                 If the Employee timely and properly elects COBRA continuation coverage under the Hire Quest plan (Plan), the Employee may be permitted to continue participation in the Plan under COBRA at Employee’s cost, to the extent required and available by law and subject to the Plan continuing.

(d)                 Employee agrees to direct all requests for references to Employer Group's Human Resources Department. In response to a request for a reference, Employer Group shall provide only Employee's dates of employment and job title.

(e)                 Employee agrees that all stock options and other equity compensation granted to him by the Company at any time including, without limitation, 100,000 Incentive Stock Options granted to him in his Employment Agreement dated April 1, 2018, are hereby cancelled, null and void, and of no effect. Employee will take no action to attempt to exercise any rights to any such equity compensation.

The Employee understands, acknowledges, and agrees that these benefits in the aggregate exceed what the Employee is otherwise entitled to receive on separation from employment, and that these benefits are being given as consideration in exchange for executing this Agreement and the general release contained in it. The Employee further acknowledges that the Employee is not entitled to any additional payment or consideration not specifically referenced in this Agreement and that the payments referenced in this Agreement satisfy all obligations of the Employer Group which are due or will become due to Employee through the Execution Date or which are otherwise required by the Employment Agreement.

4.                  Release.

(a)                 Employee's General Release and Waiver of Claims

In exchange for the consideration provided in this Agreement, the Employee and the Employee's heirs, executors, representatives, administrators, agents, insurers, and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Employer Group, including each member of the Employer Group's parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective officers, directors, employees, shareholders, trustees, and insurers, in their corporate and individual capacities (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown (collectively, “Claims”), that Releasors may have or have ever had against the Released Parties, or any of them, arising out of, or in any way related to the Employee's hire, benefits, employment, termination, or separation from employment with the Employer Group by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of the Employee's execution of this Agreement, including, but not limited to:

(i)                   any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims) the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), and all other state and federal laws that may be legally waived, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

(ii)                 any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, equity compensation, paid time off, sick leave, vacation, and severance that may be legally waived and released;

(iii)                any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

(iv)               any and all claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties; and

(v)                 indemnification rights the Employee has against the Employer Group.

However, this general release and waiver of claims excludes, and the Employee does not waive, release, or discharge: (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission or other similar federal or state administrative agencies, although the Employee waives any right to monetary relief related to any filed charge or administrative complaint; and (B) claims that cannot be waived by law.

(b)                 Specific Release of ADEA Claims

In further consideration of the payments and benefits provided to the Employee in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date of the Employee's execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Employee hereby acknowledges and confirms that:

(i)                   the Employee has read this Agreement in its entirety and understands all of its terms;

(ii)                 by this Agreement, the Employee has been advised in writing to consult with an attorney of the Employee's choosing before signing this Agreement;

(iii)                the Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(iv)                the Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled;

(v)                 the Employee was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the Employee's choice, although the Employee may sign it sooner if desired, and changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period;

(vi)               the Employee understands that the Employee has seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation to John D. McAnnar, General Counsel at the Employer Group, 111 Springhall Drive, Goose Creek, SC 29445 by overnight delivery or by email at jdmcannar@hirequestllc.com before the end of this seven-day period; and

(vii)               the Employee understands that the release contained in this paragraph does not apply to rights and claims that may arise after the Employee signs this Agreement.

5.                   Knowing and Voluntary Acknowledgment. The Parties specifically agree and acknowledge that:

(a)                 they have read this Agreement in its entirety and understand all of its terms;

(b)                 they knowingly, freely, and voluntarily assent to all of this Agreement's terms and conditions.

(c)                 Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled;

(d)                 Employee is not waiving or releasing rights or claims that may arise after he signs this Agreement;

(e)                 the waivers and releases in this Agreement are being requested in connection with the Employee's separation of employment from the Employer Group.

6.                   Effective Date. This Agreement shall not become effective until the eighth (8th) day after the Employee signs, without revoking, this Agreement (“Effective Date”). No payments due to the Employee under this Agreement shall be made or begin before the Effective Date.

7.                  Cooperation. The parties agree that certain matters in which the Employee has been involved during the Employee's employment may need the Employee's cooperation with the Employer in the future. Accordingly, for a period of thirty (30) days after the Separation Date, to the extent reasonably requested by the Employer Group, the Employee shall cooperate with the Employer Group regarding matters arising out of or related to the Employee's service to the Employer Group. The Employer Group shall reimburse the Employee for reasonable expenses incurred in connection with this cooperation.

8.                  Non-Disparagement. The Employee agrees and covenants that the Employee shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, false, or disparaging remarks, comments, or statements concerning the Employer Group or its businesses, or any of its employees, officers, or directors and their existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future. Employer agrees to instruct its executive team and board of directors, and to ensure the members of the Employer Group instruct their respective executive teams and boards of directors, that they shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, false, or disparaging remarks, comments, or statements concerning Employee.

This Section does not in any way restrict or impede the Parties from exercising protected rights, including rights under the National Labor Relations Act (NLRA) or the federal securities laws, including the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to John D. McAnnar at Employer Group, 111 Springhall Drive, Goose Creek, SC 29445. This Section does not restrict the rights of the Parties to make truthful statements to a government officer or agency or under oath in connection with a judicial or arbitral proceeding.

9.                  Confidentiality of Agreement. The Employee agrees and covenants that the Employee shall not disclose any of the negotiations of, terms of, or amount paid under this Agreement to any individual or entity; provided, however, that the Employee will not be prohibited from making disclosures to the Employee's spouse or domestic partner, attorney, tax advisors, or as may be required by law.

This Section does not in any way restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to John D. McAnnar at Employer Group, 111 Springhall Drive, Goose Creek, SC 29445.

Nothing in this Agreement prohibits or restricts the Employee (or Employee’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances or any possible securities law violation without notice to Employer Group.

10.              Successors and Assigns.

(a)                 Assignment by the Employer Group

The Employer Group may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Employer Group and its successors and assigns.

(b)                 No Assignment by the Employee

The Employee may not assign this Agreement in whole or in part. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment.

11.              Arbitration. The Parties agree that any dispute, controversy, or claim arising out of or related to the Employee's employment with the Employer Group or separation from employment, this Agreement, or any alleged breach of this Agreement shall be governed by the Federal Arbitration Act (FAA) and submitted to and decided by binding arbitration to be held in Denver, Colorado. Arbitration shall be administered before the American Arbitration Association (“AAA”) in compliance with their rules related to employment disputes, except as modified by this Agreement. Each Party shall pay half of the costs of arbitration charged by the AAA. Any arbitral award determination shall be final and binding on the Parties and may be entered as a judgment in a court of competent jurisdiction. The Parties agree that the prevailing party shall be entitled, in addition to any awarded damages, their costs and reasonable attorneys’ fees, whether at arbitration, or on appeal. The Parties agree that the arbitrator shall have no power to award any consequential, punitive, or exemplary damages of any kind.

12.              Governing Law, Jurisdiction, and Venue. This Agreement and all matters arising out of or relating to this Agreement and the Employee's employment by Employer Group, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of Colorado without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be subject to arbitration according to this Agreement. However, should arbitration not be possible, the Parties agree that any action related to Employee’s employment or this Agreement may be brought only in any state or federal court located in the state of Denver, Colorado. The Parties hereby irrevocably submit to the jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

13.                Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Employer Group and Employee relating to the subject matter hereof and supersede all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter; provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters Employee's confidentiality, non-competition, non-solicitation or other obligations arising from any restrictive covenant with Employer Group. Employee's confidentiality, non-competition, non-solicitation or other obligations arising from any restrictive covenant shall remain in full force and effect.

14.              Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Employee and by the General Counsel of the Employer. No waiver by either Party of any breach by the other party of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

15.              Severability. If any provision of this Agreement is found by a court or arbitral authority of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties.

The Parties further agree that any such court or arbitral authority is expressly authorized to modify any such invalid, illegal, or unenforceable provision of this Agreement instead of severing the provision from this Agreement in its entirety, whether by rewriting, deleting, or adding to the offending provision, or by making such other modifications as it deems necessary to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law. Any such modification shall become a part of and treated as though originally set forth in this Agreement. If such provision or provisions are not modified, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in it. The Parties expressly agree that this Agreement as so modified by the court or arbitral authority shall be binding on and enforceable against each of them.

16.              Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

17.              Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart's signature page of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

18.              No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Parties of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation. The Parties specifically disclaim and deny any wrongdoing or liability to each other.

19.              Notices. All notices under this Agreement must be given in writing by mail or email delivery to the addresses indicated in this Agreement. When providing written notice to Employer Group, a copy must be provided to Employer's General Counsel at the address below.

Notice to Employer Group:

Command Center, Inc.

c/o John D. McAnnar

111 Springhall Drive

Goose Creek, SC 29445

jdmcannar@hirequestllc.com

Notice to the Employee:

Richard K. Coleman, Jr.

____________________

____________________

20.       Section 409A of the Code.

A.                General. This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that, to the extent applicable, amounts earned and payable pursuant to this Agreement shall constitute short-term deferrals exempt from the application of Section 409A of the Code and, if not exempt, that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Section 409A of the Code.

B.                 Separation from Service. References in this Agreement to “termination” of Employee’s employment, “resignation” by Employee from employment and similar terms shall, with respect to such events that will result in payments of compensation or benefits, mean for such purposes a “separation from service” as defined under Section 409A of the Code.

C.                 Specified Executive. In the event any one or more amounts payable under this Agreement constitute a “deferral of compensation” and become payable on account of the “separation from service” (as determined pursuant to Section 409A of the Code) of Employee and if as such date Employee is a “specified employee” (as determined pursuant to Section 409A of the Code), such amounts shall not be paid to Employee before the earlier of (i) the first day of the seventh calendar month beginning after the date of Employee’s “separation from service” or (ii) the date of Employee’s death following such “separation from service.” Where there is more than one such amount, each shall be considered a separate payment and all such amounts that would otherwise be payable prior to the date specified in the preceding sentence shall be accumulated (without interest) and paid together on the date specified in the preceding sentence.

D.                Separate Payments. For purposes of Section 409A of the Code, each payment or amount due under this Agreement shall be considered a separate payment, and Employee’s entitlement to a series of payments under this Agreement is to be treated as an entitlement to a series of separate payments. Any installment payments provided under this agreement shall be treated as a series of separate payments and to the maximum extent, each separate amount provided for under the Employment Agreement shall be a separately identifiable and determinable amount.

E.                 Reimbursements. Any reimbursement to which Employee is entitled pursuant to this Agreement that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect Employee’s right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit; and (iv) the right to reimbursement of expenses incurred kind shall terminate one year after the end of the Employment Period.

21.       Section 280G of the Code. Notwithstanding anything to the contrary contained herein (or any other agreement entered into by and between Employee and the Company or any incentive arrangement or plan offered by the Parent or Company), in the event that any amount or benefit paid or distributed to Employee pursuant to this Agreement, taken together with any amounts or benefits otherwise paid to Employee by the Parent or Company (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Code, and would thereby subject Employee to an excise tax under Section 4999 of the Code (an “Excise Tax”), the provisions of this Section 10 shall apply. If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount which can be paid to Employee without Employee incurring an Excise Tax, then the amounts payable to Employee under this Agreement (or any other agreement by and between Employee, the Parent, and/or the Company or pursuant to any incentive arrangement or plan offered by the Parent or Company) shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without Employee becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”). In the event Employee receives reduced payments and benefits as a result of application of this Section 10, Employee shall have the right to designate which of the payments and benefits otherwise set forth herein (or any other agreement between the Parent, the Company and/or Employee or any incentive arrangement or plan offered by the Parent or Company) shall be received in connection with the application of the Payment Cap, subject to the following sentence. Reduction shall first be made from payments and benefits which are determined not to be nonqualified deferred compensation for purposes of Section 409A of the Code, and then shall be made (to the extent necessary) out of payments and benefits that are subject to Section 409A of the Code and that are due at the latest future date.

22.       No Guarantee of Tax Consequences. The Board, the Compensation Committee, the Parent, the Company and their Affiliates, officers and employees make no commitment or guarantee to Employee that any federal, state, local or other tax treatment will apply or be available to Employee or any other person eligible for compensation or benefits under this Agreement and assume no liability whatsoever for the tax consequences to Employee or to any other person eligible for compensation or benefits under this Agreement. Employee shall be solely responsible for determining the tax treatment of any amounts payable herein and paying appropriate taxes to appropriate authorities.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

COMMAND CENTER, INC.
By: /s/ John D. McAnnar Name: John D. McAnnar Title: General Counsel

RICHARD K. COLEMAN, JR. Signature: /s/ Richard K. Coleman, Jr. Richard K. Coleman, Jr.

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